Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com
Gevo Reports Third Quarter 2022 Financial Results
Gevo to Host Conference Call Today at 4:30 p.m. ET
ENGLEWOOD, Colo. –November 8, 2022 - Gevo, Inc. (NASDAQ: GEVO) ("Gevo", the "Company", "we", "us" or "our") today announced financial results for the third quarter of 2022 and recent corporate highlights.
Recent Corporate Highlights
•On September 15, 2022, Gevo held a groundbreaking ceremony at the future site of its first commercial-scale sustainable aviation fuel ("SAF") facility known as Net-Zero 1 ("NZ-1") to be constructed in Lake Preston, South Dakota.
•On September 19, 2022, the U.S. Department of Agriculture ("USDA") tentatively selected Gevo’s Climate-Smart Farm to Flight proposal for a grant providing up to $30 million.
•As part of the oneworld® Alliance, Qatar Airways ("Qatar") has entered into a new fuel sales agreement with Gevo for 5 million gallons of sustainable aviation fuel ("SAF") per year over five years with delivery of fuel expected to begin in 2028.
•Iberia Airlines also entered into a new fuel sales agreement with Gevo for 6 million gallons of SAF per year over five years with delivery of fuel expected to begin in 2028
•Gevo now has more than 375 million gallons per year (“MGPY”) of financeable SAF and hydrocarbon fuel supply agreements, which based on current market projections and operating assumptions, represent approximately $2.3 billion in expected revenue per year, inclusive of the value of environmental benefits.
•The Company recently signed an agreement with Summit Carbon Solutions ("Summit"), whereby Summit is expected to safely capture, transport, and permanently store Gevo's renewable CO2 from its Net-Zero 1 ("NZ-1") plant in Lake Preston, South Dakota which will further reduce the carbon intensity of the fuel to be produced at NZ-1 and thus increase the expected value of associated environmental benefits.

2022 Third Quarter Financial Highlights
•Ended the quarter with cash, cash equivalents, restricted cash and marketable securities of $500.4 million compared to $546.8 million as of the end of Q2 2022 and $475.8 million as of the end of Q4 2021
•Revenue of $0.3 million for the quarter is related to initial sales of RNG from Gevo's RNG project and compares to $0.1 million in Q3 2021
•Loss from operations of $(43.7) million for the quarter includes a $24.7 million impairment loss and compares to $(14.7) million in Q3 2021
•Non-GAAP cash EBITDA loss1 of $(37.8) million for the quarter compared to $(9.3) million in Q3 2021
1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

•GAAP net loss per share and non-GAAP adjusted net loss per share2 of $(0.19) for the quarter includes $(0.10) of impairment loss per share and compares to $(0.07) in Q3 2021

Management Comment
Commenting on the third quarter of 2022 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “We are moving forward on our NZ-1 site in Lake Preston, South Dakota. Temporary roads are being constructed around the location while significant volumes of dirt are being moved in advance of initial foundation work. We are planning to get as much of this preliminary infrastructure done as possible before winter weather in South Dakota limits consistent access to the site. We are excited to be making visible progress on NZ-1 and we will finalize engineering plans as well as the debt financing package for the project over the next few quarters. Once that is complete, the pace of construction activities are expected to increase significantly."
Net-Zero 1 Status
Following the recent groundbreaking ceremony in Lake Preston, South Dakota, the NZ-1 project is on schedule with initial volumes of SAF expected to be delivered in 2025. NZ-1 is being currently designed to produce approximately 62 million gallons per year ("MGPY") of total hydrocarbon volumes, including 55 MGPY of SAF, which would fulfill part of Gevo's more than 375 MGPY of SAF and hydrocarbon supply agreements. Construction activities at NZ-1 in 2022 are for site preparation purposes and will make the location ready for more substantial construction work that is expected to begin in 2023. In an effort to remain on schedule for a 2025 start-up, Gevo will fund initial construction activities from cash reserves. The Company expects to arrange debt and third-party equity financing in 2023 that, when combined with Gevo's equity contribution, will fully fund NZ-1's construction and commissioning.

The transition to an ethanol-to-SAF design from Gevo’s original isobutanol-to-SAF and isooctane design continues to yield improved output expectations as pre-project planning has been completed through phase 2 of front-end loading work (“FEL-2”). The results of this work, combined with support from the Clean Fuel Production Credit (“CFPC”) that was included in the Inflation reduction Act that was signed into law in August, have led to a forecasted, base-case Project EBITDA3 for NZ-1 to be approximately $300 million per year, a 50% increase from the prior estimate of $200 million per year. The total installed cost for NZ-1, including the capital required for the alcohol-to-jet fuel plant as well as any site development costs, is currently forecasted to be approximately $850 million, a 33% increase from the prior estimate of $640 million. This increase is primarily due to increased steel, equipment, and supply chain costs related to the inflationary environment.

Progress on Key NZ1 Development Milestones

Through year-end 2022:
√ Close the purchase of the land for NZ1 in Lake Preston, South Dakota
√ Execute development agreements for:
√ Wind energy
- Wastewater (design no longer requires)
√ Green hydrogen

• Select engineering, procurement, and construction (“EPC”) contractor
• Select fabricator for hydrocarbon plant modules
2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.
3 Project EBITDA is a non-GAAP financial measure that we define as total operating revenues less total operating expenses for the project.

• Substantial Completion of Front End Engineering Design
√ Break ground and begin site preparation at Lake Preston

Through first-half 2023:
• Close the construction financing, including non-recourse debt
• Order long lead equipment

Throughout the remainder of 2022 and 2023, Gevo expects to update stockholders about certain key milestones related to the development, financing, and construction of NZ-1 as well as subsequent Net-Zero plants. Updates to those milestones will be found in the Company’s press releases and investor presentations in the Investor Relations section of Gevo’s website.
Third Quarter 2022 Financial Results
Revenue. During the three months ended September 30, 2022, the Company sold 41,791 MMBtu of renewable natural gas ("RNG") from Gevo's RNG Project in Northwest Iowa. Revenue increased $0.2 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, which consisted of ethanol and hydrocarbons from the Company's development plant in Luverne, Minnesota (the "Luverne Facility"). In the third quarter of 2022, the Company's RNG production began ramping up resulting in biogas commodity sales of $0.3 million, while the activities at the Luverne Facility were minimized to care and maintenance, as the Company has shifted focus to its Net Zero projects.
Cost of production. Cost of production decreased $2.1 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, primarily due to moving the Luverne Facility to care and maintenance status.

Idle facility costs. The Company incurred $2.3 million of idle facility costs during the three months ended September 30, 2022, due to putting Gevo's Luverne Facility into care and maintenance status in the third quarter of 2022. Included in idle facility costs are those costs related to removing flammable and other hazardous items from the site, writing off certain patents related to production at the Luverne Facility and costs related to the workforce adjustments. The Company plans to utilize the Luverne Facility to advance the Company's technology and operational knowledge to help us in achieving operational success as we scale up the production and delivery of SAF for Gevo's customers through the Company's Net-Zero Projects.

Depreciation and amortization. Depreciation and amortization in cost of goods sold increased $0.1 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, mainly due to placing the RNG Project assets into service in third quarter of 2022.

Research and development expense. Research and development expense was relatively flat for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. These costs are primarily employee and consultant related expenses, along with some patent and lab supply costs.

Selling, general and administrative expense. Selling, general and administrative expense increased $1.9 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, primarily due to increases in personnel costs related to strategic hiring and professional fees, as well as non-cash stock-based compensation which reflects higher amortization expense for the stock awards issued in the prior period with higher market value.

Preliminary stage project costs. Preliminary stage project costs are related to the Company's future Net-Zero Projects and Verity project and consist primarily of employee expenses, preliminary engineering and technical consulting costs. Preliminary stage project costs increased $0.6 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, primarily due to increases in personnel costs, consulting and professional fees for the Company's Net Zero Projects and Verity project.

Other operations. Other operations expense increased $1.3 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, primarily due to increases in engineering personnel and other non-capitalizable costs for NZ1.

Impairment loss. The Company recorded a $24.7 million impairment loss on long-lived assets, which reduced the carrying value of certain property, plant, and equipment, and a leased right of use ("ROU") asset, at the Agri-Energy segment to its fair value. The impairments recorded to date relate to the determination to suspend production at the Luverne Facility and shift the plant into an idled, care and maintenance status during the third quarter of 2022.

Depreciation and amortization expense. Depreciation and amortization expense increased $0.3 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, primarily due to the amortization of the Company's patents.

Loss from operations. Excluding the one-time charge of $24.7 million for impairment, the loss from operations increased by $4.2 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, primarily due to the increased activities for the Company's Net Zero platform and Verity projects, as well as non-capitalizable cost for NZ1.

Interest expense. Interest expense increased $0.6 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, primarily due to the interest on the RNG bonds and the imputed interest on the Company's RNG related dairy leases, both of which were capitalized into construction in process during the construction phase of Gevo's RNG Project in the previous periods.

Interest and dividend income. Interest and dividend income increased $0.6 million during the three months ended September 30, 2022, compared to the three months ended September 30, 2021, primarily due to the interest earned on the Company's investments.

Other income (expense). Other income (expense) for the three months ended September 30, 2022, consists primarily of losses on disposal of fixed assets.
During the nine months ended September 30, 2022, net cash used for operating activities was $36.8 million compared to $28.7 million for the nine months ended September 30, 2021. Non-cash charges primarily consisted of an impairment loss of $24.7 million, depreciation and amortization of $4.5 million, non-cash interest expense of $2.8 million related to debt issuance costs, stock-based compensation expense of $12.6 million. The net cash outflow from changes in operating assets and liabilities increased $7.9 million, primarily due to an increase of cash outflows of $4.0 million in prepaid expenses and other current assets due to the payments for licensing fees and deposits to secure long-lead equipment power transmission and distribution facilities for NZ1, partially offset by $4.2 million of decreased cash payments for the RNG Project.
Webcast and Conference Call Information
Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and John Richardson, Director of Investor Relations. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register.vevent.com/register/BIc9b140adb9fa4b89a10bb2deaacbece5. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/pasbrjrz.

A webcast replay will be available two hours after the conference call ends on November 8, 2022. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo
Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.
Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.
Learn more at Gevo’s website: www.gevo.com
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, whether our fuel sales agreements are financeable, the timing of our Net-Zero 1 project, our financial condition, our results of operation and liquidity, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2021 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA loss excludes depreciation and amortization and non-cash stock-based compensation from GAAP loss from operations. Non-GAAP adjusted net loss and adjusted net loss per share exclude non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives, from GAAP net loss. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below

Gevo, Inc.
Condensed Consolidated Balance Sheets Information
(Unaudited, in thousands, except share and per share amounts)

	As of September 30, 2022	As of December 31, 2021
Assets
Current assets
Cash and cash equivalents	$200,564	$40,833
Marketable securities (current)	222,012	275,340
Restricted cash (current)	1,024	25,032
Accounts receivable, net	352	978
Inventories	4,135	2,751
Prepaid expenses and other current assets	3,635	3,607
Total current assets	431,722	348,541
Property, plant and equipment, net	166,004	139,141
Long-term marketable securities	—	64,396
Long-term restricted cash	76,842	70,168
Operating right-of-use assets	1,671	2,414
Finance right-of-use assets	27,012	27,297
Intangible assets, net	7,995	8,938
Deposits and other assets	18,165	5,581
Total assets	$729,411	$666,476

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$14,916	$28,288
Operating lease liabilities (current)	430	772
Finance lease liabilities (current)	2,125	3,413
Loans payable - other (current)	158	158
Total current liabilities	17,629	32,631
2021 Bonds payable (long-term)	67,038	66,486
Loans payable - other (long-term)	199	318
Operating lease liabilities (long-term)	1,734	1,902
Finance lease liabilities (long-term)	16,349	17,797
Other long-term liabilities	1,520	87
Total liabilities	104,469	119,221

Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 and 250,000,000 shares authorized at September 30, 2022, and December 31, 2021, respectively; 237,221,732 and 201,988,662 shares issued and outstanding at September 30, 2022, and December 31, 2021, respectively.	2,372	2,020
Additional paid-in capital	1,254,733	1,103,224
Accumulated other comprehensive loss	(2,168)	(614)
Accumulated deficit	(629,995)	(557,375)
Total stockholders' equity	624,942	547,255

Total liabilities and stockholders' equity	$729,411	$666,476

Gevo, Inc.
Condensed Consolidated Statements of Operations Information
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue and cost of goods sold
Ethanol sales and related products, net	$—	$16	$240	$16
Hydrocarbon revenue	—	104	81	463
Renewable natural gas commodity	309	—	309	—
Total revenues	309	120	630	479
Cost of production (including stock-based compensation)	318	2,378	5,242	4,896
Idle facility costs	2,330	—	2,330	—
Depreciation and amortization	1,250	1,104	3,429	3,374
Total cost of goods sold	3,898	3,482	11,001	8,270
Gross loss	(3,589)	(3,362)	(10,371)	(7,791)
Operating expenses
Research and development expense (including stock-based compensation)	1,562	1,495	4,720	4,205
Selling, general and administrative expense (including stock-based compensation)	11,144	9,287	29,205	17,947
Preliminary stage project costs	915	313	1,736	8,512
Other operations (including stock-based compensation)	1,303	—	3,814	—
Impairment loss	24,749	—	24,749	—
Loss (gain) on disposal of assets	—	183	—	5,137
Depreciation and amortization	407	94	1,144	198
Total operating expenses	40,080	11,372	65,368	35,999
Loss from operations	(43,669)	(14,734)	(75,739)	(43,790)
Other income (expense)
(Loss) gain from change in fair value of derivative warrant liability	—	6	16	(4)
Interest expense	(712)	(67)	(716)	(78)
Investment income (loss)	874	233	1,204	354
Gain on forgiveness of SBA loan	—	—	—	641
Other income (expense), net	(279)	182	2,615	187
Total other income (expense), net	(117)	354	3,119	1,100
Net loss	$(43,786)	$(14,380)	$(72,620)	$(42,690)
Net loss per share - basic and diluted	$(0.19)	$(0.07)	$(0.34)	$(0.22)
Weighted-average number of common shares outstanding - basic and diluted	236,649,805	199,341,519	216,255,710	193,739,605

Gevo, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net loss	$(43,786)	$(14,380)	$(72,620)	$(42,690)
Other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale securities	88	11	(1,554)	(296)
Comprehensive loss	$(43,698)	$(14,369)	$(74,174)	$(42,986)

Gevo, Inc.
Condensed Consolidated Statements of Stockholders’ Equity Information
(Unaudited, in thousands, except share amounts)

	For the three months ended September 30, 2022 and 2021
	Common Stock		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
June 30, 2022	235,165,951	$2,353	$1,249,880	$(2,256)	$(586,209)	$663,768
Non-cash stock-based compensation	—	—	4,361	—	—	4,361
Issuance of common stock under stock plans, net of taxes	2,055,781	19	492	—	—	511
Other comprehensive loss	—	—	—	88	—	88
Net loss	—	—	—	—	(43,786)	(43,786)
September 30, 2022	237,221,732	$2,372	$1,254,733	$(2,168)	$(629,995)	$624,942

June 30, 2021	197,964,476	1,980	1,100,932	(307)	(526,482)	576,123
Issuance of common stock and common stock warrants, net of issuance costs	—	—	(162)	—	—	(162)
Non-cash stock-based compensation	—	—	1,880	—	—	1,880
Issuance of common stock under stock plans, net of taxes	3,915,502	39	(3,711)	—	—	(3,672)
Other comprehensive loss	—	—	—	11	—	11
Net loss	—	—	—	—	(14,380)	(14,380)
September 30, 2021	201,879,978	$2,019	$1,098,939	$(296)	$(540,862)	$559,800

	For the nine months ended September 30, 2022 and 2021
	Common Stock		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
December 31, 2021	201,988,662	$2,020	$1,103,224	$(614)	$(557,375)	$547,255
Issuance of common stock and common stock warrants, net of issuance costs	33,333,336	333	138,675	—	—	139,008
Issuance of common stock upon exercise of warrants	4,677	—	3	—	—	3
Non-cash stock-based compensation	—	—	12,625	—	—	12,625
Issuance of common stock under stock plans, net of taxes	1,895,057	19	206	—	—	225
Other comprehensive loss	—	—	—	(1,554)	—	(1,554)
Net loss	—	—	—	—	(72,620)	(72,620)
September 30, 2022	237,221,732	$2,372	$1,254,733	$(2,168)	$(629,995)	$624,942

December 31, 2020	128,138,311	$1,282	$643,269	$—	$(498,172)	$146,379
Issuance of common stock, net of issuance costs	68,170,579	682	456,801	—	—	457,483
Issuance of common stock upon exercise of warrants	1,866,758	18	1,103	—	—	1,121
Non-cash stock-based compensation	—	—	3,300	—	—	3,300
Issuance of common stock under stock plans, net of taxes	3,704,330	37	(5,534)	—	—	(5,497)
Other comprehensive loss	—	—	—	(296)	—	(296)
Net loss	—	—	—	—	(42,690)	(42,690)
September 30, 2021	201,879,978	$2,019	$1,098,939	$(296)	$(540,862)	$559,800

Gevo, Inc.
Condensed Consolidated Cash Flow Information
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating Activities
Net loss	$(72,620)	$(42,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss	24,749	—
Loss on disposal of assets	—	5,137
(Gain) on forgiveness of SBA Loans	—	(641)
Stock-based compensation	12,624	5,823
Depreciation and amortization	4,452	3,572
Amortization of marketable securities premium	2,755	—
Other noncash (income) expense	(153)	77
Changes in operating assets and liabilities:
Accounts receivable	626	14
Inventories	(338)	150
Prepaid expenses and other current assets, deposits and other assets	(8,445)	(4,459)
Accounts payable, accrued expenses and long-term liabilities	(420)	4,324
Net cash used in operating activities	(36,770)	(28,693)
Investing Activities
Acquisitions of property, plant and equipment	(68,535)	(30,955)
Acquisition of patent portfolio	(10)	—
Proceeds from sale and maturity of marketable securities	243,817	34,332
Purchase of patents and license	—	(9,000)
Purchase of marketable securities	(130,402)	(422,362)
Net cash provided by (used in) investing activities	44,870	(427,985)
Financing Activities
Proceeds from issuance of 2021 Bonds	—	68,995
Debt and equity offering costs	(10,993)	(34,919)
Proceeds from issuance of common stock and common stock warrants	150,000	487,549
Proceeds from exercise of warrants	3	1,119
Net settlement of common stock under stock plans	(285)	(5,137)
Payment of loans payable - other	(112)	(98)
Payment of finance lease liabilities	(4,316)	(2,996)
Net cash provided by financing activities	134,297	514,513
Net increase (decrease) in cash and cash equivalents	142,397	57,835
Cash, cash equivalents and restricted cash at beginning of period	136,033	78,338
Cash, cash equivalents and restricted cash at end of period	$278,430	$136,173

Gevo, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Non-GAAP Cash EBITDA:
Loss from operations	$(43,669)	$(14,734)	$(75,739)	$(43,790)
Depreciation and amortization	1,657	1,198	4,573	3,572
Stock-based compensation	4,220	4,206	12,165	5,823
Non-GAAP cash EBITDA	$(37,792)	$(9,330)	$(59,001)	$(34,395)

Non-GAAP Adjusted Net Loss:
Net Loss	$(43,786)	$(14,380)	$(72,620)	$(42,690)
Adjustments:
Gain (loss) from change in fair value of derivative warrant liability	—	(6)	(16)	4
Non-GAAP Net Income (Loss)	$(43,786)	$(14,386)	$(72,636)	$(42,686)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.19)	$(0.07)	$(0.34)	$(0.22)
Weighted-average number of common shares outstanding - basic and diluted	236,649,805	199,341,519	216,255,710	193,739,605
Investor Relations Contact
+1 720-360-7794
IR@gevo.com